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                                             EXHIBIT 23 Page 1 of 1


                     CONSENT OF INDEPENDENT AUDITORS






The Board of Directors
Norfolk Southern Corporation:

We consent to incorporation by reference in Registration Statements Nos. 33-44188, 33-30157, 33-556, 33-25713, and 33-52031 on Form S-8
and Registration Statement No. 33-38595 on Form S-3 of Norfolk Southern Corporation of our report dated January 25, 1994, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the related consolidated financial statement schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Norfolk Southern Corporation.






                             /s/ KPMG Peat Marwick





Norfolk, Virginia
March 25, 1994